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                                                               Exhibit 10.20 (c)



                   CHARTER COMMUNICATIONS HOLDING COMPANY, LLC
                             12444 POWERSCOURT DRIVE
                            ST. LOUIS, MISSOURI 63131



                               _________ __, 1999

Jerald L. Kent
c/o Charter Investment, Inc.
12444 Powerscourt Drive
St. Louis, Missouri 63131

Dear Mr. Kent:

         Reference is made to that certain Nonqualified Membership Interest Option Agreement, dated as of February 9, 1999, between you and Charter Communications Holdings, LLC (the "Agreement"), which has been assigned and assumed by Charter Communications Holding Company, LLC ("Charter Holdco"). All capitalized terms used in this letter but not otherwise defined herein have the meanings ascribed thereto in the Agreement, except that references to the Company herein and in the Agreement shall, as a result of the assignment and assumption, be deemed to refer to Charter Holdco.

         In connection with the Initial Public Offering of the Public Company, you and Charter Holdco agree that the Agreement shall be amended as follows:

1. Section 7 of the Agreement is hereby amended and restated in its entirety as follows:

         COMPLIANCE WITH SECURITIES AND OTHER LAWS. In no event shall the Company be required to sell, issue or deliver Membership Interests pursuant to this Option if in the opinion of the Company, based upon the written opinion of counsel, the issuance thereof would constitute a violation by either Optionee or the Company of any provision of any law or regulation of any governmental authority or any securities exchange. Notwithstanding the foregoing, Optionee and Optionee's counsel shall have reasonable opportunity to discuss with the Company and its counsel any such potential violation prior to such determination by the Company. As a condition of any sale or issuance of Membership Interests pursuant to this Option, the Company may place legends on the certificates representing the Membership Interests, issue stop-transfer orders and require such agreements or undertakings from Optionee as the Company may deem necessary or advisable to assure compliance with any such law or regulation, including, if the Company or its counsel deems it appropriate, representations from Optionee that Optionee is acquiring the Membership Interests solely for investment and not with a view to distribution and that no distribution of the Membership Interests acquired by Optionee will be made unless registered pursuant to applicable federal and state securities laws or unless, in the opinion of counsel to the Company, such registration is unnecessary.
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2.       Subsections 10(c) and 10(d) are each hereby amended by adding the following immediately prior to clause (ii) of each subsection, before the semicolon: "provided, however, that in the event the Company shortens the exercise period, Optionee shall have the right to exercise the Option by a cashless exercise method to be agreed upon by the Company and Optionee."

3. Section 11 is amended by adding the definitions of "Exchange Agreement" and "Public Company Value" and replacing the definition of "Fair Market Value," as follows:

         "Exchange Agreement" means that certain Exchange Agreement, dated as of _______ __, 1999, by and among the Public Company, CCI (now Charter Investment, Inc.), Vulcan Cable III Inc. and Allen.

         "Fair Market Value" means the fair market value of the Company as determined by the Company using the following formula:

                  (1) As of the occurrence of a Trigger Event prior to an Initial Public Offering, the excess of (a) 13.7 times the projected cash flow of the Company for the year succeeding the year in which such Fair Market Value determination is made (as established in the budget for the Company, approved by the Company's Board, or in the event no such budget has as of the date of the Trigger Event been approved by the Board, as established by the Board within thirty (30) days of any such Trigger Event, taking into account the most recent forecasts for the Company) including all future acquisitions by the Company to the extent of its interests for its fiscal year following the year in which the Trigger Event occurs, over (b) the debt of the Company as reflected in its financial statements or in such budget.


                  (2) From and after the consummation of an Initial Public Offering, "Fair Market Value" shall mean (a) the Public Company Value, divided by (b) the Percentage Interest of the Company represented by the Public Company's Membership Interest."


         "Public Company Value" means either (a) if the conditions set forth in Sections 2.2.1 and 2.2.2 of the Exchange Agreement are satisfied, (x) the Share Value, multiplied by (y) the total number of outstanding shares of common stock of the Public Company, assuming the exercise of all options, warrants or other similar rights held by any person to purchase common stock of the Public Company; or (b) if the conditions set forth in Sections 2.2.1 and 2.2.2 of the Exchange Agreement are not satisfied, the amount that would be distributed to the Public Company upon the liquidation of the Company, as calculated in accordance with Section 2.3(b) of the Exchange Agreement."

         Except as otherwise set forth in this letter, the Agreement remains unchanged and in full force and effect. This letter may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

         By signing below, Charter Communications, Inc. agrees to be bound by the terms of the Agreement that may be applicable to it, including, without limitation, the obligation to issue common stock arising out of Section 9 of the Agreement, which requires Membership Interests held as a result of an exercise of the Option to be exchanged automatically into common stock of the Public Company.


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                                       Very truly yours,


                                       CHARTER COMMUNICATIONS HOLDING
                                       COMPANY, LLC

                                       By:___________________________
                                            Name:
                                            Title:


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ACCEPTED AND AGREED:


______________________________
      Jerald L. Kent


CHARTER COMMUNICATIONS, INC.

By:___________________________
     Name:
     Title:


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